SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



        Current Report Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934




Date of report:  July 11, 1997      Commission File No. 1-7361
(Date of earliest event reported)




                 AMERICAN FINANCIAL CORPORATION




Incorporated under               IRS Employer
the laws of Ohio                 Identification No. 31-0624874



                     One East Fourth Street
                     Cincinnati, Ohio  45202
                     Phone:  (513) 579-2121



Former name or former address, if changed since last report - not appl icable.


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                 AMERICAN FINANCIAL CORPORATION

                            FORM 8-K

Item 5.    Other Events.

      On July 11, 1997, American Financial Corporation ("AFC") entered into an agreement with American Financial Group, Inc. pursuant to which AFC's Series F and Series G Preferred Stock will be exchanged, at the option of each holder, for $22.35 and $10.50 cash, respectively, or a new issue of AFC voting preferred stock. Please see the News Release attached hereto as
Exhibit 1.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)    Not Applicable
    (b)    Not Applicable
    (c)    Exhibit (99) Additional Exhibits.
           (1)   American Financial Corporation News Release


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                          AMERICAN FINANCIAL CORPORATION



July 14, 1997             By:   James C. Kennedy
                              James C. Kennedy
                              Deputy General Counsel & Secretary


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                                                        Exhibit 1

                 AMERICAN FINANCIAL CORPORATION
                          NEWS RELEASE


Date:    July 11, 1997              Contact:  Anne N. Watson

For Release:   Immediately          Phone:    (513) 579-6652


                 AMERICAN FINANCIAL CORPORATION
             ANNOUNCES SIGNING OF MERGER AGREEMENTS


      (Cincinnati, Ohio) American Financial Corporation ("AFC") announced today that it has entered into an agreement with American Financial Group, Inc. ("AFG") pursuant to which AFC's Series F and Series G Preferred Stock will be exchanged, at the option of each holder, for $22.35 and $10.50 cash, respectively, or a new issue of AFC voting preferred stock.

      AFG owns 100% of the common stock and 76% of the voting equity securities of AFC. AFC has two series of publicly-held voting preferred stock, Series F and Series G, both listed on the Pacific Exchange, which together represent approximately 24% of AFC's voting securities.

      Under the merger agreement, AFC will merge with a wholly-owned subsidiary pursuant to which each share of Series F Preferred Stock will be converted into the right to receive $22.35 per share and each share of Series G Preferred Stock will be converted into the right to receive $10.50 per share. The aggregate merger consideration to be received by a holder would be payable, at the holder's election, either in cash, in shares of a new AFC Series J Preferred Stock, or a combination of the two. The transaction has been structured to be tax-free to AFC Preferred Shareholders receiving solely Series J Preferred Stock in the merger.

      While the basic terms of the transaction remained the same as those announced on April 23, 1997, subsequent negotiations between AFG and a Special Committee of AFC's Board of Directors did result in an increase in the amount of consideration to be received by holders of Series F Preferred Stock.

     Holders of Series J Preferred Stock will hold approximately 23% of the voting power of AFC after the AFC Merger, which has been structured to be tax free to current AFC preferred stockholders receiving solely shares of Series J Preferred Stock. The Series J Preferred Stock will be redeemable, at AFC's option, at 103% of principal amount after the eighth anniversary of its issuance, declining to 101.5% of principal amount after the ninth anniversary and 100% of principal amount after the tenth anniversary of its issuance. It will have a liquidation value of $22.35 per share and an annual dividend of $1.90 per share, paid on a semi-annual basis. The Merger Agreement requires that approximately $70.4 million in liquidation value of the new Preferred Stock be issued in the transaction. If the Series J Preferred Stock alternative is over-subscribed, holders will be allocated shares on a pro-rata basis.

      This announcement does not constitute a solicitation of proxies or consents of AFC shareholders, which will only be made by means of a proxy statement relating to the proposal which is expected to be filed with the Securities and Exchange Commission within the next week.

      American Financial Group Inc., through AFC, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and health insurance products.


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